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                                                                       EXHIBIT 5



                   [HIGHAM, MCCONNELL & DUNNING LETTERHEAD]


                                                                  (714) 365-5517




                                August 28, 1995


General Automation, Inc.
177431 Mitchell North
Irvine, California 92714

      Re:      Registration Statement on Form S-3
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Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") filed by General Automation, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 125,000 shares of Common Stock, $.10 par value per share (the "Shares"), for the benefit of certain of the Company's shareholders named in the Registration Statement (the "Selling Shareholders").

        We have examined the proceedings heretofore taken in connection with the authorization and issuance of the Shares.

        Based upon such examination and subject to compliance with applicable state securities or "blue sky" laws, it is our opinion that the Shares will, on the effective date of the Registration Statement, constitute legally issued and outstanding shares of the Company's Common Stock, $.10 par value per share, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.


                                         Very truly yours,

                                         HIGHAM, McCONNELL & DUNNING


                                         /s/ HIGHAM, MCCONNELL & DUNNING
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